  EXHIBIT 1.1

Order Form

Reg A

Prepared for: Epilog	Quote Date: Apr 1, 2026
Contact: Michael Mojaver	Valid Until: Apr 2, 2026
Email: michael@epilog.com	Proposed By: Maxx Cho

Billing Information

Effective Date:	Apr 1, 2026 2:41:49 PM UTC-0700
Payment Terms:	100% Due on Signing
Billing Contact:	Kelly Stopher
Billing Phone:	4154088518
Contract Billing Email:	kelly@epilog.com
Accounting Billing Email:	accounting@epilog.com
Billing Address:	333 W. San Carlos Street, Suite 600, San Jose California United States 95110

 Set Up Fees

Set Up Fees	Net Price
DealMaker Marketing Services - Full Package Setup	$22,500
DealMaker Shareholder Services - Setup	$1,875
DealMaker Securities – Reg A Onboarding Setup	$20,625
DealMaker.tech Plus Setup	$7,500
Total Net Setup	$52,500

 Monthly Fees

Monthly Fees	Net Price
DealMaker Marketing Services - Marketing Advisory Monthly Fee	$11,000
DealMaker Marketing Services - Marketing Consulting Monthly Fee	$2,000
DealMaker.tech - Plus Platform Monthly Fee	$2,000
Total Net Monthly	$15,000

This Order Form sets forth the terms of service by which a number of separate DealMaker affiliates are engaged to provide services to Customer (collectively, the “Services”). By its signature below in each applicable section, Customer hereby agrees to the terms of service of each company referenced in such section. Unless otherwise specified above, the Services shall commence on the date hereof.

By proceeding with its order, Customer agrees to be bound contractually with each respective company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

In particular, Customer understands and agrees that it is carrying out a self-hosted capital raise and bears primary responsibility for the success of its own raise. No DealMaker entity is ever responsible for the success of Customer’s offering and no guarantees or representations are ever in place with respect to (i) capital raised (ii) investor solicitation or (iii) completion of investor transactions with Customer. Customer agrees and acknowledges that online capital raising is uncertain, and that nothing in this agreement prevents Customer from pursuing concurrent or sequential alternative forms of capital raising. Customer should use its discretion in choosing to engage the vendors described in this Agreement and agrees that such entities bear no responsibility to Customer with respect to raising capital.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by one of the companies referenced herein and Customer in writing.

A summary of Services purchased is described in the Schedule "Summary of Compensation" attached. The applicable Terms of Service are described on the Schedules thereafter, and are incorporated herein.

Services NEVER include providing any investment advice nor any investment recommendations to any investor.

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Epilog
Name	Michael Mojaver
Title	CEO
Signature	/s/ Michael Mojaver
Date	Apr 1, 2026 2:41:49 PM UTC-0700

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Schedule "Summary of Compensation"

A. Regulation A Offering

•	$50,625 One-time Advances (advances against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred)

These advances include:
	i.	$20,625 prepaid to DealMaker Securities LLC ("Broker") or Pre-Offering Analysis
	ii.	$7,500 prepaid to Novation Solutions Inc. ("DealMaker") for infrastructure for self-directed electronic roadshow
	iii.	$22,500 prepaid to DealMaker Reach, LLC (O/A DealMaker Marketing Services) ("Marketing Services") for consulting and developing materials for self-directed electronic roadshow.

•	$13,000 monthly account management compensation.

o

Monthly account management and software access commences in the month of the Commencement date. If no Commencement date is stated on the Order Form, services and invoices for those services commence in the first month following the Effective Date.

o

It is expected services will commence in advance of offering being qualified, and therefore compensation in the form of advances against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred, will be collected associated with services. A maximum of $39,000 or three months of account management compensation is payable prior to qualification of the offering containing the Services.

	o	After the commencement of the offering, monthly compensation includes:

•	$2,000 account maintenance fees payable to DealMaker (up to a maximum of $18,000 during the Offering)
•	$11,000 marketing advisory fees payable to Marketing Services (up to a maximum of $99,000 during the Offering)

•	4.5% Commission on Cash Compensation From All Proceeds:
	o	Cash compensation does not include processing investor refunds for Customers, which are chargeable at $50.00 per refund.
o

Customer shall be responsible for third-party fees with respect to payment processing.* These are to be disclosed as separate selling related expenses in the Form 1-A and Offering Statement for the offering and not connected to Broker of its affiliates.

o

Customer may elect to offset all or a portion of these fees by levying an administrative fee to investors. The Cash Compensation would also be applied to the collection of the administrative fee from the investors.

•	Media Management Services to be determined on a case-by-case basis, as may be authorized by the Customer, up to a maximum of an additional $450,000 of compensation during the Offering.

•

$5,000 in Corporate Filing Fees (payable to Broker to be remitted to FINRA). All Corporate Filing Fees for the initial filing are due and to be paid prior to submission of the 5110 Filing to FINRA. This fee is dynamic based on changes to the aggregate offering total, so if there are changes to the offering that increase the price or number of securities being sold prior to the offering termination, the FINRA fee will increase. Any additional fee will be invoiced prior to or at the time of submission and due upon receipt.

*Fees are estimated to be approximately 2% of offering proceeds.

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Fair Compensation

To ensure adherence to FINRA's fair compensation guidelines, Broker is required to set the maximum underwriting compensation to be received in the Offering. Components of compensation for Services are tied to the total aggregate offering price (maximum value of the offering including administrative fees, bonus shares, value of underlying securities. Changes to the value will change the Maximum Compensation described here. Broker will ensure that, in any scenario, the aggregate compensation payable to Broker and its affiliates in respect of Services related to the Offering shall never exceed a maximum amount.

If the Offering is fully subscribed, the maximum amount of underwriting compensation will be $2,006,625, for an aggregate offering price of $30,000,000.

*In the event that the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance does not issue a no objection letter for the Offering, all underwriting compensation paid is fully refundable other than for services actually rendered.

B. Non-Regulation A Offering Fees

•

$1,875 DealMaker Shareholder Services account setup, including upload of existing shareholder list and general review and compliance (Directors’ resolutions, etc.) in respect of up to 2,500 shareholders with no additional charge. Additional services beyond the first 2,500 shareholders will be charged out at DM Shareholder Services standard hourly rates.

•	DealMaker Shareholder Services:

	o	$250 monthly subscription fee for DealMaker Shareholder Services Management portal.
o

DealMaker Shareholder Services include the issuance of securities by DealMaker Shareholder Services to investors in any Offering conducted on DealMaker, as well as the maintenance of Customer’s register of securities

	o	Compensation for additional DealMaker Shareholder Services is listed on the DM Shareholder Services Rate card and is subject to regular update in the ordinary course.

•	$2,000 monthly consulting fees to Marketing Services for branding and marketing services unrelated to the Offering.

Note: Prices are standard base compensation and subject to additional customization compensation. A condition of the use of DealMaker Transfer Agent LLC (O/A "DealMaker Shareholder Services") is that Customer continue to pay any and all outstanding compensation owing to DealMaker, including software compensation for use of the DealMaker Shareholder Services Management portal on a monthly basis, on the fees and terms established in the Order Form entered into between Customer and DealMaker.

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Schedule “Scope of Marketing Services"

(provided by DealMaker Marketing Services)

Full Marketing Compensation Includes:

1.	Website Design and Development:

•	Copywriting and design of the website with up to 3 rounds of revisions at the copywriting stage and design stage each.
•	Development of the website using Webflow.
•	Integration of tracking, analytics, and pixels.
•	Ongoing maintenance and management of website content.

2.	Audience-Building Infrastructure:
	•	Audience building through email capture on landing pages.
	•	Creation of the following email series:

i.	Investor educational email series (4 to 6 emails)
ii.	Post investment series (1-2 emails)

	•	Design and implementation of email capture in Klaviyo.
	•	Integration of DealMaker webhooks to build and track the investor funnel and status.
3.	Video Production:
	•	Creation of a campaign video to highlight the investment opportunity.

i.	90-120 Seconds
ii.	Basic Motion Graphics (includes lower-thirds, basic text animations, etc.)
iii.	Access to Stock Footage

	•	Creation of video script with up to 2 rounds of revisions on the script.
	•	One full day of video shooting (up to 10 hours).
	•	Creation of final video with up to three revisions of edits
4.	Conversion Rate Optimization (CRO):
	•	Continuous testing of website content to improve conversion rates.
5.	Email Marketing:
	•	Ongoing nurturing of the email list with updates repurposed from the Customer’s campaign announcements, relevant news, and webinars.
6.	Ad Creative
	•	4-6 image assets resized for all channels
	•	2-3 video assets resized for all channels
	•	3-4 copy variations applicable to respective channels
7.	Paid Media
	•	Management of Google ADs including Search, Display, Google Discovery, and YouTube ads.
	•	Management of Meta Ads (Facebook & Instagram) as well as Twitter/X ads upon request.
	•	Ongoing testing of ad copy and creative.
8.	Media Network:
	•	Sourcing and negotiating private media placements with relevant publishers and email newsletters.
	•	Purchases of media placements will include a fee equal to 15% of the total spend. Aggregate fees shall not exceed the maximum listed in “Schedule: Summary of Compensation”

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9.	Reporting:
	•	Regular calls: bi-weekly
	•	Strategic planning, implementation, and execution of the marketing budget.
	•	Coordination with third-party agents in connection with the performance of services.
	•	Monthly forecasting.
	•	Monthly and bimonthly report generation.

Customer is responsible for reviewing items 1 through 9 with Customer’s professional advisors, as required Marketing Services monthly fee will commence in the first month following the Effective Date.

COMPENSATION NOT INCLUDED

•	Expenses

Marketing Services are provided by DealMaker Reach, LLC (O/A DealMaker Marketing Services). Customer hereby agrees to the terms set forth in the DealMaker Marketing Services Terms of Service, with compensation described on Schedules "Summary of Compensation" and "Scope of Marketing Services" hereto.

Customer Signature	/s/ Michael Mojaver

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Schedule "Broker Dealer Services” (DealMaker Securities LLC)

Pre-Offering Analysis

•	Reviewing Customer, its affiliates, executives and other parties as described in Rule 262 of Regulation A, and consulting with Customer regarding the same.

Pre-Offering Consulting for Self-Directed Electronic Roadshow

•	Reviewing with Customer on best business practices regarding raise in light of current market conditions and prior self-directed capital raises
•	Reviewing with Customer on customization for investor questionnaire, selection of webhosting services, and template for campaign page

•	Advising Customer on compliance of marketing material and other communications with the public with applicable legal standards and requirements
•	Providing advice to Customer on content of Form 1A and Revisions
•	Provide extensive, review, training, and advice to Customer and Customer personnel on how to configure and use electronic platform powered by DealMaker.tech
•	Assisting in the preparation of SEC and FINRA filings
•	Working with the Client’s SEC counsel in providing information to the extent necessary

Advisory, Compliance and Consulting Services During the Offering

•

Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing Customer with information on an investor in order for Customer to determine whether to accept such investor into the Offering;

•	If necessary, discussions with the Customer regarding additional information or clarification on an Customer-invited investor;
•	Coordinating with third party agents and vendors in connection with performance of services;
•

Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor’s participation;

•	Contracting and/or notifying the company, if needed, to gather additional information or clarification on an investor;
•	Providing ongoing advice to Customer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
•	Reviewing with Customer regarding any material changes to the Form 1A which may require an amended filing; and
•	Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

Customer hereby engages and retains DealMaker Securities LLC, a registered Broker-Dealer, to provide the applicable services described above. Customer hereby agrees to the terms set forth in the DealMaker Securities Terms, with compensation described on Schedule "Summary of Compensation" hereto.

Customer Signature	/s/ Michael Mojaver

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Schedule

“DealMaker.tech Subscription Platform and Shareholder Services Online Portal”

During the Offering, Subscription Processing and Payments Functionality

•	Creation and maintenance of deal portal powered by DealMaker.tech software with fully-automated tracking, signing, and reconciliation of investment transactions
•	Full analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors.

Apart from the Offering, Shareholder Management via DealMaker Shareholder Services

•	Access to DM Shareholder Management Technology to provide corporate updates, announce additional financings, and track engagement
•	Document-sharing functionality to disseminate share certificates, tax documentation, and other files to investors
•	Monthly compensation is payable to DealMaker.tech while the client has engaged DealMaker Shareholder Services

Subscription Management and DM Shareholder Management Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service with compensation described on Schedule "Summary of Compensation" hereto.

Customer Signature	/s/ Michael Mojaver

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